Exhibit 99.1

Parlex [LOGO]  One Parlex Place, Methuen, MA 01844, (978) 946-2564


news. . .


CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"


       Parlex Reports Financial Results for Second Quarter of FY 2005


Methuen MA, February 11, 2005 - Parlex Corporation (PRLX) today reported financial results for the second quarter of fiscal year 2005. Revenues increased 28% to $30.2 million from $23.6 million for the same period last year.

The operating loss was $605,000 for the quarter compared to $1.2 million for the same period of the prior year, an improvement of 50%. Net loss attributable to common stockholders for the quarter was $1.5 million or ($0.23) per diluted share versus $1.9 million or ($0.30) per diluted share for the second quarter of fiscal 2004. The net loss in the second quarter of 2005 includes cash and non-cash related interest expense associated with our re-financing activities and minority interest associated with our partner in China. No tax benefit was recorded on U.S. net operating losses in the quarter.

Revenues for the first six months of fiscal 2005 were $61.7 million versus $43.3 million for the same period in fiscal 2004, an increase of 43%. The operating loss for the first six months of fiscal 2005 was $553,000 compared to $2.7 million in the prior year. Net losses attributable to common stockholders totaled $2.4 million or ($0.37) per diluted share for the first six months of fiscal 2005 versus $4.0 million or ($0.63) for the same period last year.

Peter J. Murphy, President and Chief Executive Officer, stated "While the first two months of the second quarter were robust, we experienced some softening due to


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seasonality in the computer segment in December. We recorded solid growth in our aerospace and mobile phone business. As anticipated, automotive, medical and appliance business remained flat versus the prior quarter. Operating income was unfavorably impacted by relocation of our assembly business in China from Kunshan to the Qingpu Export Zone in order to minimize tax burdens recently enacted by the Chinese government on assembly activities. The relocation, which cost less than $500,000, will result in savings of over $1 million annually. Additionally, this 80,000 square foot facility is ideally constructed and located to support our growing assembly business. Furthermore, during the quarter, we absorbed certain increases in material costs which we have not yet been able to pass on to customers with longer term contracts.

Several significant events took place in the second quarter. Parlex Asia became the first Chinese flexible circuit manufacturer to be certified to the latest automotive qualification TS-16949. This is a major milestone in our strategy to be the leading automotive suppler of flexible circuits in the rapidly expanding Chinese market.

Another important event was execution of an agreement to form a joint venture with Infineon Technologies AG. Parlex will receive $3 million from Infineon for 49% of our smart card operation. The Company received $1 million in December with the balance due at closing. Infineon, the world's leading producer of smart card solutions, will in turn purchase all of its flip chip substrates from the Joint Venture. A further benefit is an acceleration of flexible substrate technology development through collaboration of engineering resources.

We have worked closely with our primary lending institution, Silicon Valley Bank, and as a result of the operational progress we have demonstrated, they have raised our credit line from $10 million to $12 million. This additional borrowing is key to our anticipated growth in the current calendar year.

Throughout the quarter, we were awarded numerous programs that will result in significant revenue commencing the fourth quarter of this fiscal year. Of note are


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awards for flexible circuits used in automotive entertainment systems on a range of General Motors' platforms. We also received a prototype award for seat sensors which will be installed on European automobiles.

Our military/aerospace shipments, which increased 76% from the same quarter a year ago, will see additional growth late in the fiscal year resulting from rigid flex requirements for the USAF F-15. We also received an award for the next generation thermal sight for the US Army and USMC.

We anticipate our appliance business to grow 25% over the next year as we have been selected to provide polymer thick film circuits for new platforms on laundry, dishwasher and range top products. Shipments will commence in June.

Overall, we expect the current third fiscal quarter to remain flat as a result of model year changeover on consumer products and Chinese New Year. We do, however, anticipate robust growth in the quarter ending June 30, 2005."

Interested parties are invited to participate in Parlex's quarterly teleconference, which will be held Monday, February 14, 2005 at 10:00 AM Eastern Time. To participate in the conference, dial 800-657-1269 and ask for the Parlex Quarterly Conference. This call is being webcast by CCBN and can also be accessed at Parlex Corporation's web site at www.parlex.com by clicking on "investor Info" on the home page.

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------
This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve;


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(iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products;
(ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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